EXHIBIT 10.16B

          AMENDMENT TO 1992 STOCK OPTION AND STOCK APPRECIATION RIGHTS
            PLAN OF COMPUTER OUTSOURCING SERVICES, INC. (THE "PLAN")

       AS APPROVED AT THE ANNUAL MEETING OF STOCKHOLDERS ON JUNE 22, 2001




At the Annual Meeting of Stockholders held on June 22, 2001, the stockholders approved a proposal to amend the Plan (i) to permit a holder of a vested stock option to exercise by paying the exercise price with (a) cash; (b) shares having a market value at least equal to the exercise price of the option; (c) the proceeds of a loan from an independent broker-dealer whereby the loan is secured by the option or the stock to be received upon exercise; or (d) any combination of the foregoing. and (ii) to increase the total number of shares of common stock for which options may be granted from 2,700,000 to 3,100,000.